Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (S-8 No. 333-149551, 333-148863, 333-148862, 333-141793) pertaining to the Employee Share Purchase Plan of Enstar Group Limited, the Enstar Group Limited Deferred Compensation and Ordinary Share Plan for Non-Employee Directors, The Enstar Group, Inc. 1997 Omnibus Incentive Plan and The Enstar Group, Inc. 2001 Outside Directors Stock Option Plan, and the Enstar Group Limited 2006 Equity Incentive Plan, of our report dated February 11, 2014 with respect to the consolidated financial statements of Atrium Underwriting Group Limited included in the Current Report on Form 8-K/A of Enstar Group Limited dated February 11, 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
London, England
February 11, 2014